Filed Pursuant to Rule 424(b)(4)

Registration No. 333-255387

140,000,000 Ordinary Shares

We are offering 140,000,000 ordinary shares pursuant to this prospectus. The ordinary shares will be sold for a purchase price equal to $0.30 per share.

Our ordinary shares are listed on The Nasdaq Capital Market under the symbol “FAMI.” The closing price of our ordinary shares on April 28, 2021, as reported by The Nasdaq Capital Market, was $0.791 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Act of 2012, as amended, and, as such, will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 6 of this prospectus, any applicable prospectus supplement and in any applicable free writing prospectuses, and under similar headings in the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

	Per Share	Total
Public offering price	$0.30	$42,000,000
Underwriting discount(1)	$0.02025	$2,835,000
Proceeds, before expenses, to Farmmi, Inc.	$0.27975	$39,165,000

(1)	We have agreed to pay a non-accountable expense allowance to Aegis Capital Corp. (the “Underwriter”) of 1% of the gross proceeds received in this offering and to reimburse the underwriters for other out-of-pocket expenses related to the offering. See “Underwriting” for additional disclosure regarding underwriter compensation.

This offering is being underwritten on a firm commitment basis. We have granted the Underwriter an option for a period of 45 days from the date of the closing of this offering to purchase up to an additional of our ordinary shares (equal to 15% of the number of shares offered hereby) on the same terms and conditions as set forth above to cover over-allotments, if any. If the Underwriter exercises the option in full, the total underwriting discount will be $3,260,250, and the total proceeds to us, before expenses, will be $45,039,750. See “Underwriting” for more information.

The Underwriter expects to deliver the securities to purchasers in the offering on or about May 3, 2021.

Sole Book-Running Manager

Aegis Capital Corp.

The date of this prospectus is April 28, 2021

You should rely only on the information contained or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the underwriter has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities in any state where the offer or solicitation is not permitted. The information contained in this prospectus is complete and accurate as of the date on the front cover of this prospectus, but information may have changed since that date. We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data and we do not make any representation as to the accuracy of the information.

We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus supplement or the accompanying base prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying base prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement or the accompanying base prospectus applicable to that jurisdiction.

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PROSPECTUS SUMMARY

This summary highlights selected information about us, this offering and information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should carefully consider, among other things, our financial statements and the related notes and the sections entitled “Risk Factors” and “Operating and Financial Review and Prospects” included elsewhere in, or incorporated by reference into, this prospectus. Unless the context otherwise requires, in this prospectus, the terms “Farmmi,” “the Company,” “us,” “we” and “our” refer to Farmmi, Inc. and our subsidiaries.

Business Overview

In the fiscal year ended September 30, 2020, we mainly processed and/or sold four categories of agricultural products: Shiitake mushrooms, Mu Er mushrooms, other edible fungi, and other agricultural products. We do not grow fungi, but purchase dried edible fungi from third party suppliers, mainly from family farms, and two co-operatives representing family farms, Jingning Liannong Trading Co. Ltd. (“JLT”) and Qingyuan Nongbang Mushroom Industry Co., Ltd. (“QNMI”), with whom we have worked with for many years. JLT and QNMI are two companies in the Lishui area where our facilities are located. They are co-operatives representing family farms which plant and provide edible fungi. JLT and QNMI themselves do not have any facilities and do not process any fungi. They are established to share resources, such as procurement information, and to enjoy the advantage of economy of scale. After we select and filter the dried edible fungi for specific sizes and quality from our suppliers, we may further dehydrate them again, as deemed necessary, to ensure uniform moisture level of our products. We then package the fungi products for sale. The only products we process and package are edible fungi, which are processed and packaged at our own processing facilities. For other agricultural products, such as rice and edible oil, we purchase them from third-party suppliers, and sell these products at our online store Farmmi Liangpin Market. Mainly through distributors, we offer gourmet dried mushrooms to domestic and overseas retail supermarkets, produce distributors and foodservice distributors and operators. We have become an enterprise with advanced processing equipment and business management experience, and we pride ourselves on consistently producing quality mushrooms and serving our customers with a high level of commitment.

Currently, we estimate that approximately 94% of our products are sold in China to domestic distributors and the remaining 6% are sold internationally, including USA, Japan, Canada and other countries, through distributors. In addition, in order to enhance our e-commerce marketing presence, we developed our own e-commerce website Farmmi Jicai (www.farmmi88.com) and online shopping mall Farmmi Liangpin Market (initially www.farmmi88.com; later switched to mobile application and mini program on WeChat; closed in December 2020).

We conduct our business through the following structures:

Structure	Company	Business	Related PRC Legal Restrictions on Foreign-owned Entity
Parent-subsidiary Structure	All of our foreign-owned entity subsidiaries	Process and/or sell agricultural products	None

Variable interest entity (“VIE”)	Hangzhou Nongyuan Network Technology Co., Ltd., a domestic company	Operate online business	Restrictions on operation of independent online stores (deemed as value-added telecommunication service business) by foreign-owned entities

We conduct the vast majority of our business through a traditional equity ownership structure, which is a parent-subsidiary structure. The vast majority of our business is processing and/or selling agricultural products. Based on the advice of our PRC legal counsel, PRC laws and regulations allow foreign-owned entities to conduct such business directly, rather than through contractual VIE agreements. Our VIE had revenue of $4,558,854, $6,184,460 and $3,369,258 in the years ended September 30, 2020, 2019 and 2018, respectively. As the chart above shows, our VIE operates only where we are not permitted to own the operating company by PRC laws and regulations.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012. An “emerging growth company” may take advantage of exemptions from some of the reporting requirements that are otherwise applicable to public companies. These exceptions include:

☐	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;
☐	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;
☐	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
☐	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the closing of our initial public offering in February 2018. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue exceeds $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Recent Developments

Appointment of New Chief Operating Officer

On March 1, 2021, Ms. Liang Han submitted her letter of resignation from her position as our Chief Operating Officer (“COO”), effective immediately. Ms. Han confirmed that her resignation is purely personal and is not involved any disagreement with us. On March 4, 2021, our board of directors approved and ratified the appointment of Mr. Dehong Zhang as our COO, effective March 1, 2021.

Underwritten Public Offering

On March 24, 2021, we closed an underwritten public offering of 6,469,467 ordinary shares at a public offering price of $1.15 per share. On April 13, 2021, the underwriter exercised, in full, its option to purchase an additional 970,419 ordinary shares at a price of $1.15 per share. Total gross proceeds to us from the offering, including the funds received from the prior closing and exercise of this option, are approximately $8.6 million, before deducting underwriting discounts, commissions and other offering expenses payable by us.

New Subsidiary

On April 7, 2021, we incorporated Zhejiang Farmmi Biotechnology Co., Ltd. (“Farmmi Biotechnology”), through its wholly-owned subsidiary Hangzhou Suyuan Agriculture Technology Co., Ltd. With the incorporation of Farmmi Biotechnology, the Company plans to develop products related to mushroom powder and mushroom extract.

Corporate Information

We were incorporated in the Cayman Islands on July 28, 2015. In February 2018, we completed our initial public offering and our ordinary shares commenced trading on Nasdaq under the symbol “FAMI.”

We maintain a corporate website at http://ir.farmmi.com.cn/. Information on our website, and any downloadable files found there, are not part of this prospectus and should not be relied upon with respect to this offering.

Our registered office is located at Tricor Services (Cayman Islands) Limited, Second Floor, Century Yard, Cricket Square, P.O. Box 902, Grand Cayman, KY1-1103, Cayman Islands. Our registered office’s telephone number is +1 (345) 743 1700. Our agent in the U.S. is Shangzhi Zhang, with the address of 33202 Havers Drive, Cary, NC 27518.

THE OFFERING

Ordinary shares offered by us	140,000,000 ordinary shares (161,000,000 ordinary shares if the underwriter exercise its option to purchase additional ordinary shares from us in full).

Ordinary shares outstanding prior to this offering	28,554,189 ordinary shares

Public offering price	$0.30 per share

Ordinary shares to be outstanding after this offering	168,554,189 ordinary shares (189,554,189 ordinary shares if the underwriter exercise its option to purchase additional ordinary shares from us in full).

Over-allotment option	We have granted the underwriter an option, exercisable until 45 days after the closing of this offering, to acquire purchase up to 21,000,000 additional ordinary shares (equal to 15% of the number of shares offered hereby) solely to cover over-allotments, if any.

Use of proceeds	We estimate the net proceeds from this offering will be approximately $38.3 million (approximately $44.1 million if the underwriter exercises its over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We currently intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page 11 of this prospectus.

Risk factors	Investing in our shares involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus and the other information included or incorporated by reference in this prospectus.

Listing	The ordinary shares are traded on Nasdaq under the symbol “FAMI”.

Unless otherwise indicated, the number of ordinary shares outstanding prior to and after this offering is based on 28,554,189 ordinary shares issued and outstanding as of April 20, 2021, and excludes:

●	800,000 ordinary shares underlying warrants we issued to an investor in a private placement, at an exercise price of $1.15 per share (reset to $0.30 upon a dilutive issuance), with an expiration date of November 1, 2022;

●	812,694 ordinary shares underlying warrants we issued to the placement agent in the same private placement, at an exercise price of $1.15 per share (reset to $0.30 upon a dilutive issuance), with an expiration date of November 1, 2022; and

●	571,400 ordinary shares reserved under our 2018 share incentive plan (the “2018 Incentive Plan”).

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding warrants described above, and assumes no exercise of the underwriter’s over-allotment option.

Summary Financial Data

In the table below, we provide you with historical selected financial data for the Company. The selected consolidated statements of operations data for the fiscal years ended September 30, 2020, 2019 and 2018 and the selected consolidated balance sheets data as of September 30, 2020 and 2019 have been derived from our audited consolidated financial statements, which are included in this annual report beginning on page F-1. The selected consolidated balance sheet data for the year ended September 30, 2018 have been derived from our audited consolidated balance sheet as of September 30, 2018, which is not included in this annual report. The selected consolidated statements of operations data for the years ended September 30, 2017 and 2016 and the selected consolidated balance sheet data as of ended September 30, 2017 and 2016 have been derived from our audited consolidated financial statements for the years ended September 30, 2017 and 2016, which are not included in this annual report. Our historical results do not necessarily indicate results expected for any future periods. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, our audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” below. Our audited consolidated financial statements are prepared and presented in accordance with US GAAP.

(All amounts in U.S. dollars)

Statements of operations data:

	For the years ended September 30,
	2020	2019	2018	2017	2016
Revenues	$30,167,779	$30,841,875	$29,819,088	$26,665,601	$20,715,230
Gross profit	$4,964,536	$5,422,124	$5,067,615	$4,524,722	$3,343,814
Operating expenses	$2,863,521	$2,386,511	$1,989,687	$1,055,493	$474,361
Income from operations	$2,101,015	$3,035,613	$3,077,928	$3,469,229	$2,869,453
Provision for Income taxes	$35,331	$34,564	$9,063	$5,793	$269,367
Net income (loss)	$813,455	$(311,004)	$3,229,266	$3,270,346	$2,310,090
Earnings (loss) per share, basic	$0.05	$(0.03)	$0.29	$0.33	$0.23
Earnings (loss) per share, diluted	$0.05	$(0.03)	$0.27	$0.33	$0.23
Weighted average Ordinary Shares outstanding, basic	16,244,856	12,183,847	11,173,699	10,000,000	10,000,000
Weighted average Ordinary Shares outstanding, diluted	16,244,856	12,183,847	12,093,507	10,000,000	10,000,000

Balance sheets data:

	As of September 30,
	2020	2019	2018	2017	2016
Current assets	$37,022,171	$29,705,028	$21,339,634	$13,741,413	$13,053,584
Total assets	$38,191,746	$30,482,631	$22,075,997	$13,843,929	$13,135,055
Current liabilities	$8,367,387	$8,145,080	$2,221,900	$2,529,848	$5,847,672
Total liabilities	$9,036,589	$8,145,080	$2,862,355	$3,191,015	$5,847,672
Total stockholders’ equity (net assets)	$28,285,176	$21,498,503	$18,338,270	$9,756,338	$6,391,882

RISK FACTORS

An investment in our shares involves significant risks. Before making an investment in our shares, you should carefully read all of the information contained in this prospectus and in the documents incorporated by reference herein, including the risk factors contained in our Annual Report on Form 20-F for the year ended September 30, 2020 filed with the Securities and Exchange Commission (the “SEC”) on January 29, 2021. For a discussion of risk factors that you should carefully consider before deciding to purchase any of our shares, please review the additional risk factors disclosed below and the information under the heading “Risk Factors” in the accompanying prospectus. In addition, please read “Prospectus Summary” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. The risks and uncertainties described below are not the only risks facing us. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, results of operations, financial condition and prospects. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks, and you may lose all or part of your original investment.

Risks Related to an Investment in Our Shares and this Offering

The market price of our ordinary shares has been, and may continue to be, highly volatile, and such volatility could cause the market price of our ordinary shares to decrease and could cause you to lose some or all of your investment in our ordinary shares.

The stock market in general and the market prices of our ordinary shares on Nasdaq, in particular, are or will be subject to fluctuation, and changes in these prices may be unrelated to our operating performance. During the first quarter of calendar year 2021, the market price of our ordinary shares fluctuated from a high of $2.47 per share to a low of $0.96 per share, and the price of our ordinary shares continues to fluctuate. We anticipate that the market prices of our shares will continue to be subject to wide fluctuations. The market price of our shares is, and will be, subject to a number of factors, including:

•	actual or anticipated fluctuations in our revenue and other operating results;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow the Company, or our failure to meet these estimates or the expectations of investors;

•	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	lawsuits threatened or filed against us; and

•	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

These factors may materially and adversely affect the market price of our shares and result in substantial losses by our investors.

We will have broad discretion in the use of the net proceeds of this offering and may not use them effectively.

We intend to use the net proceeds from this offering for general corporate purposes and working capital. As a result, our management will retain broad discretion in the allocation and use of the net proceeds of this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds, and could spend the net proceeds in ways that do not improve our results of operations or enhance the value of our ordinary shares. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our ordinary shares to decline and delay the development of our Company.

We will need additional capital in the future. If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely.

Regardless of the success of this offering, we will require additional capital in the future. We have incurred losses in each year since our inception. If we continue to use cash at our historical rates of use we will need significant additional financing, which we may seek through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest will be diluted, and the terms of any such offerings may include liquidation or other preferences that may adversely affect the then existing shareholders rights. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt or making capital expenditures. If we raise additional funds through collaboration, strategic alliance or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to us.

Ordinary shares representing a substantial percentage of our currently outstanding shares may be sold in this offering, which could cause the price of our ordinary shares to decline.

Pursuant to this offering, we may sell up to 161,000,000 ordinary shares representing approximately 563.8%, of our outstanding ordinary shares as of April 28, 2021. This sale and any future sales of a substantial number of ordinary shares in the public market, or the perception that such sales may occur, could materially adversely affect the price of our ordinary shares. We cannot predict the effect, if any, that market sales of those ordinary shares or the availability of those ordinary shares for sale will have on the market price of our ordinary shares.

Raising additional capital by issuing shares may cause dilution to existing shareholders.

We are currently authorized to issue 200,000,000 ordinary shares. As of April 20, 2021, we had 28,554,189 ordinary shares issued and outstanding, and 2,184,094 ordinary shares reserved for future issuance under outstanding warrants and under the 2018 Incentive Plan.

We may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest will be diluted, and the terms of any such offerings may include liquidation or other preferences that may adversely affect the then existing shareholders rights.

Future sales of our ordinary shares could reduce the market price of the ordinary shares.

Substantial sales of our ordinary shares may cause the market price of our ordinary shares to decline. Sales by us or our security holders of substantial amounts of our ordinary shares, or the perception that these sales may occur in the future, could cause a reduction in the market price of our ordinary shares.

The issuance of any additional ordinary shares or any securities that are exercisable for or convertible into our ordinary shares, may have an adverse effect on the market price of the ordinary shares and will have a dilutive effect on our existing shareholders and holders of ordinary shares.

We do not know whether a market for the ordinary shares will be sustained or what the trading price of the ordinary shares will be and as a result it may be difficult for you to sell your ordinary shares.

Although our ordinary shares trade on Nasdaq Capital Market, an active trading market for the ordinary shares may not be sustained. It may be difficult for you to sell your ordinary shares without depressing the market price for the ordinary shares. As a result of these and other factors, you may not be able to sell your ordinary shares. Further, an inactive market may also impair our ability to raise capital by selling ordinary shares, or may impair our ability to enter into strategic partnerships or acquire companies or products by using our ordinary shares as consideration.

We have no plans to pay dividends on our ordinary shares, and you may not receive funds without selling the ordinary shares.

We have not declared or paid any cash dividends on our ordinary shares, nor do we expect to pay any cash dividends on our ordinary shares for the foreseeable future. We currently intend to retain any additional future earnings to finance our operations and growth and, therefore, we have no plans to pay cash dividends on our ordinary shares at this time. Any future determination to pay cash dividends on our ordinary shares will be at the discretion of our board of directors and will be dependent on our earnings, financial condition, operating results, capital requirements, any contractual restrictions, and other factors that our board of directors deems relevant. Accordingly, you may have to sell some or all of the ordinary shares in order to generate cash from your investment. You may not receive a gain on your investment when you sell the ordinary shares and may lose the entire amount of your investment.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of applicable SEC and Nasdaq requirements, which may result in less protection than is accorded to investors under rules applicable to domestic issuers.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the rules of the Nasdaq Stock Market for domestic issuers. Following our home country governance practices as opposed to the requirements that would otherwise apply to a U.S. company listed on the Nasdaq Stock Market, may provide less protection than is accorded to investors under the rules of the Nasdaq Stock Market applicable to domestic issuers. For more information, see “Item 16G. Corporate Governance” in our Annual Report on Form 20-F for the year ended September 30, 2020.

In addition, as a foreign private issuer, we are exempt from the rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as domestic companies whose shares are registered under the Exchange Act.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

The determination of our status as a foreign private issuer is made annually on the last business day of our most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on or after December 31, 2021. We would lose our foreign private issuer status if (1) a majority of our outstanding voting securities are directly or indirectly held of record by U.S. residents, and (2) a majority of our shareholders or a majority of our directors or management are U.S. citizens or residents, a majority of our assets are located in the United States, or our business is administered principally in the United States. If we were to lose our foreign private issuer status, the regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. We may also be required to modify certain of our policies to comply with corporate governance practices associated with U.S. domestic issuers, which would involve additional costs.

Risks Related to the Current Pandemic

We face risks related to health epidemics that could impact our sales and operating results.

Our business could be adversely affected by the effects of a widespread outbreak of contagious disease, including the outbreak of respiratory illness caused by a novel coronavirus (“COVID-19”) first identified in Wuhan, Hubei Province, China and declared as a pandemic by the World Health Organization in March 2020. Any outbreak of contagious diseases, and other adverse public health developments, particularly in China, could have a material and adverse effect on our business operations. These could include disruptions or restrictions on our ability to carry out our operations, as well as temporary closures of our facilities and ports or the facilities of our customers and third-party service providers. Any disruption or delay of our customers or third-party service providers would likely impact our operating results and the ability of the Company to continue as a going concern. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of China and many other countries, resulting in an economic downturn that could affect demand for our products and significantly impact our operating results.

COVID-19 has had a significant impact on our operations for the year ended September 30, 2020 and could materially adversely affect our business and financial results for the remaining months of the 2021 fiscal year.

Our ability to manufacture and/or sell our products may be impaired by damages or disruption to our manufacturing, warehousing or distribution capabilities, or to the capabilities of our suppliers, logistics service providers or distributors as a result of the impact from COVID-19. This damage or disruption could result from events or factors that are impossible to predict or are beyond our control, such as raw material scarcity, pandemics, government shutdowns, disruptions in logistics, supplier capacity constraints, adverse weather conditions, natural disasters, fire, terrorism or other events. In December 2019, COVID-19 emerged in Wuhan, China. Because of the shelter-in-place orders and travel restrictions mandated by the Chinese government, the production and sales activities of the Company stopped during the end of January and February 2020, which adversely impacted the Company’s production and sales during that period. Although the production and sales resumed at the end of March 2020, the COVID-19 outbreak has had a significant adverse impact on our business and operations during the fiscal year ended September 30, 2020. The Company’s operations may be affected by the ongoing outbreak of COVID-19. The continued uncertainties associated with COVID-19 may cause the Company’s revenue and cash flows to underperform in the next 12 months. A resurgence could negatively affect the sales, the collection of the payments from account receivables and the utilization of advances to suppliers. The extent of the future impact of COVID-19 is still highly uncertain and cannot be predicted as of the financial statement reporting date. If COVID-19 further impacts its production and sales, the Company’s financial condition, results of operations, and cash flows could continue to be adversely affected.

CAUTIONARY Note Regarding Forward-Looking Statements

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, including, without limitation, the discussion of whether and when potential acquisition transactions will close, expectations concerning our ability to increase our revenue, expectations with respect to operational efficiency, expectations regarding financing, and expectations concerning our business strategy, under “Prospectus Summary - Recent Developments,” are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus. See “Risk Factors.” You should read these factors and other cautionary statements made in this prospectus, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus, and in the documents incorporated by reference herein and therein. We do not assume any obligation to update any forward-looking statements made by us except to the extent required by law.

Use of Proceeds

We estimate the net proceeds from this offering will be approximately $38.3 million, after deducting underwriter commissions and discounts, and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes. As a result, our management will retain broad discretion in the allocation and use of the net proceeds of this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending application of the net proceeds for the purposes as described above, we expect to invest the net proceeds in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of September 30, 2020;

●	on a pro forma basis to give effect to (i) the issuance of 596,600 ordinary shares to our employees in March 2021 under the 2018 Incentive Plan, and (ii) the net proceeds of approximately $7.7 million received in connection with the sale of 6,469,467 ordinary shares in an underwritten public offering in March 2021 and 970,419 ordinary shares pursuant to the exercise of the underwriter’s over-allotment option in April 2021 (the “March 2021 Offering”); and

●	on a pro forma as adjusted basis to give further effect to this offering based on a public offering price of $0.30 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and excluding the exercise of the over-allotment option held by the underwriter with respect to this offering.

The information set forth in the following table should be read in conjunction with, and is qualified in its entirety by, reference to our audited and unaudited financial statements and the notes thereto incorporated by reference into this prospectus.

	As of September 30, 2020
	Actual	Pro Forma	Pro Forma As Adjusted
	(in U.S. dollars)
Cash	$548,151	$8,285,053	$46,546,128
Total Current Assets	37,022,171	44,759,073	83,020,148
Total Assets	38,191,746	45,928,648	84,189,723

Current Liabilities	8,367,387	8,367,387	8,367,387
Total Liabilities	9,036,589	9,036,589	9,036,589

Shareholders’ Equity:
Ordinary Shares, par value $0.001, 200,000,000 shares authorized and 20,517,703, 28,554,189 and 168,554,189 shares issued and outstanding - actual, pro forma and pro forma as adjusted	20,518	28,554	168,554
Additional paid-in capital	20,335,228	28,869,504	66,990,579
Statutory reserves	972,092	972,092	972,092
Retained earnings	6,770,426	5,965,016	5,965,016
Accumulated other comprehensive income	186,912	186,912	186,912
Total Shareholders’ Equity attributable to the Company	28,285,176	36,022,078	74,283,153
Noncontrolling Interest	869,981	869,981	869,981
Total Equity	29,155,157	36,892,059	75,153,134
Total Liabilities and Equity	$38,191,746	$45,928,648	$84,189,723

The preceding table excludes as of September 30, 2020: (a) 800,000 ordinary shares underlying warrants we issued to an investor in a private placement, at an exercise price of  $1.15 per share (reset to $0.30 upon a dilutive issuance), with an expiration date of November 1, 2022, (b) 812,694 ordinary shares underlying warrants we issued to the placement agent in the same private placement, at an exercise price of  $1.15 per share (reset to $0.30 upon a dilutive issuance), with an expiration date of November 1, 2022, and (c) 571,400 ordinary shares reserved under the 2018 Incentive Plan.

Dividend Policy

We have never declared or paid any cash dividends on our ordinary shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant.

Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either its profit or share premium account, but a dividend may not be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. According to our First Amended and Restated Articles of Association, dividends can be declared and paid out of funds lawfully available to us, which include the share premium account. Dividends, if any, would be paid in proportion to the number of ordinary shares a shareholder holds.

If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our foreign-owned Chinese subsidiaries. Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to their shareholders only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Farmmi Enterprise and Farmmi Technology are also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its Board of Directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

In addition, pursuant to the EIT Law and its implementation rules, dividends generated after January 1, 2008 and distributed to Farmmi by Farmmi Enterprise and Farmmi Technology are subject to withholding tax at a rate of 10% unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from operations in China may be used to pay dividends to the Company. Farmmi Enterprise and Farmmi Technology may go to a licensed bank to remit its after-tax profits out of China. Nevertheless, the bank will require Farmmi Enterprise and Farmmi Technology to produce the following documents for verification before it may transfer the dividends to Farmmi’s overseas bank account of: (1) tax payment statement and tax return; (2) auditor’s report issued by a Chinese certified public accounting firm confirming the availability of profits and dividends for distribution in the current year; (3) the Board minutes authorizing the distribution of dividends to its shareholders; (4) the foreign exchange registration certificate issued by SAFE; (5) the capital verification report issued by a Chinese certified public accounting firm; (6) if the declared dividends will be distributed out of accumulated profits earned in prior years, Farmmi Enterprise and Farmmi Technology must appoint a Chinese certified public accounting firm to issue an auditors’ report to the bank to certify Farmmi Enterprise and Farmmi Technology’s financial position during the years from which the profits arose; and (7) other information as required by SAFE.

MARKET AND INDUSTRY DATA

This prospectus and the documents incorporated by reference in this prospectus contain market data and industry statistics that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented or incorporated by reference in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “Risk Factors” or incorporated by reference herein, and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

DESCRIPTION OF CAPITAL STOCK

We (Farmmi, Inc.) are a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. Our affairs are governed by our First Amended and Restated Memorandum and Articles of Association, as amended by a shareholders’ resolution dated September 12, 2020 (together, the “Amended and Restated Memorandum and Articles of Association”), the Companies Act (as revised) of the Cayman Islands (the “Companies Act”), and the common law of the Cayman Islands. Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act.

As of April 20, 2021, we had authorized 200,000,000 ordinary shares, of  $0.001 par value per share each, of which 28,554,189 were issued and outstanding, excluding the shares underlying (a) warrants we issued to an investor in a private placement to purchase an aggregate of 800,000 ordinary shares, at an exercise price of  $1.15 per share (reset to $0.30 upon a dilutive issuance), with an expiration date of November 1, 2022, (b) warrants we issued to the placement agent in the same private placement to purchase an aggregate of 812,694 ordinary shares, at an exercise price of  $1.15 per share (reset to $0.30 upon a dilutive issuance), with an expiration date of November 1, 2022, and (c) 571,400 ordinary shares reserved under the 2018 Incentive Plan.

Ordinary Shares

General

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued when registered in our register of members in the registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Our First Amended and Restated Memorandum and Articles of Association do not permit us to issue bearer shares.

Outstanding Warrants

On November 1, 2018, we issued to an institutional investor (a) senior convertible notes with an aggregate principal amount of  $7,500,000 (the “Notes”) which were initially convertible into an aggregate of 1,198,084 of the Company’s ordinary shares at the conversion price of  $6.26 per share, and (b) the Investor Warrants to purchase an aggregate of 800,000 ordinary shares at an initial exercise price of  $6.53 per share. We also issued the Placement Agent Warrants to purchase an aggregate of 119,808 ordinary shares at an initial exercise price of  $7.183 per share to the placement agent (together with the Investor Warrants, the “Warrants”). The Warrants may be exercised at any time after issuance and expire on November 1, 2022. We repaid the Notes as of June 22, 2020.

If the resale of the ordinary shares issuable upon exercise of such Warrants is not covered by an effective registration statement or an exemption from registration, the holders of such Warrants are afforded cashless exercise rights. In such event, the holders would pay the exercise price by surrendering the Warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the Warrants, multiplied by the exercise price of the Warrants by (y) the daily volume weighted average price of the ordinary shares on the primary U.S. trading market on which the ordinary shares are then listed or quoted as reported by Bloomberg L.P. on the trading date immediately prior to the date of exercise.

The number of ordinary shares issuable on exercise of the outstanding Warrants and the exercise price of such Warrants may be adjusted in certain circumstances, including in the event of a share split or dividend. In addition, if we subsequently complete a dilutive issuance while the Warrants are outstanding, the exercise price for the Warrants will be reduced to the price of the dilutive issuance (but the number of shares underlying the Warrants shall not be adjusted). We may be required to repurchase the Warrants for their Black-Scholes value in the event we engage in a fundamental transaction like a reorganization, merger or consolidation.

The Warrants may be exercised upon delivery of an exercise notice, duly signed by the holders, accompanied by full payment of the exercise price, in U.S. dollars and in same day cleared funds that will not be reversed, delivered into the Company’s bank account, free and clear of any restriction, condition, set-off, deduction, or withholding.

The Warrants holders do not have the rights or privileges of holders of ordinary shares nor do they have voting rights until they exercise their Warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders. Notwithstanding the foregoing, in the event we issue securities pro rata to the holders of our ordinary shares, the holders of the Warrants will be entitled to acquire on the same terms such securities as they would have been able to acquire if they had held ordinary shares rather than Warrants.

On March 10, 2020, we adjusted the exercise price of the Warrants to $2 per share according to the terms of the Warrants. On July 10, 2020, according to the terms of the Placement Agent Warrants, we adjusted the number of shares underlying the Placement Agent Warrants from 119,808 to 812,694, ten percent (10%) of the number of ordinary shares actually issued by us in repayment of principal under the Notes. On March 24, 2021, in connection with the March 2021 Offering, we reset the exercise price of the Warrants to $1.15 per share. In connection with this offering, we will reset the exercise price of the Warrants to $0.30 per share.

Registration Rights

On November 1, 2018, we entered into a registration rights agreement (the “Registration Rights Agreement”) with an institutional investor in connection with a private placement transaction related to the Notes and the Warrants, pursuant to which we shall, register under the Securities Act for resale 150% shares of our ordinary shares issuable upon the conversion or repayment of such Notes or the exercise of such Warrants. The Registration Rights Agreement contains customary terms such as piggyback registration rights.

We complied with our obligations under the Registration Rights Agreement by filing a registration statement with the SEC (File No.: 333-228677) on December 4, 2018, which was declared effective on February 12, 2019, amended by a post-effective amendment on Form F-3 which was filed with SEC on November 27, 2019 and declared effective on December 3, 2019 (the “2019 Registration Statement”). The 2019 Registration Statement registered 3,459,719 ordinary shares, 150% of an aggregate of 2,306,479 ordinary shares underlying the principal of the Notes, interest repayment of the Notes, the Investor Warrants, and the Placement Agent Warrants (before we adjusted the number of shares underlying the Placement Agent Warrants).

Under the 2019 Registration Statement, we registered 179,712 ordinary shares by the 2019 Registration Statement, 150% of 119,808 ordinary shares underlying the Placement Agent Warrants. On July 10, 2020, in accordance with the terms of the Placement Agent Warrants, we adjusted the number of shares underlying the Placement Agent Warrants from 119,808 to 812,694, ten percent (10%) of the number of ordinary shares actually issued by us in repayment of principal under the Notes. On March 17, 2021, we filed a registration statement on Form F-3 (File No.: 333-254397) to register 1,039,329 ordinary shares, 150% of the remaining 692,886 ordinary shares underlying the Placement Agent Warrants. This registration statement was declared effective on April 16, 2021.

If we fail, under certain circumstances to file and keep effective a registration statement with respect to the securities covered under the Registration Rights Agreement, we have agreed to pay liquidated damages to each investor in an amount equal to one percent (1.0%) of the aggregate amount invested by such investor pursuant to the Notes for each 30-day period or pro rata for any portion thereof during which the failure to file or keep effective continues. The registration rights will terminate with respect to each investor upon the date such investor ceases to hold registrable securities under the terms of the Registration Rights Agreement.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 140,000,000 of our ordinary shares in this offering.

Ordinary Shares

The material terms and provisions of our ordinary shares and each other class of our securities which qualifies or limits our ordinary shares are described under the caption “Description of Capital Stock” in this prospectus.

Listing

Our ordinary shares list on the Nasdaq Capital Market under the symbol “FAMI.”

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is TranShare Corporation.

Our board of directors has general and unconditional authority to grant options over, offer or otherwise deal with or dispose of any unissued shares in our capital without further action by our shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act. We will not issue bearer shares.

Our board of directors, without shareholder approval, may issue preferred shares with voting, conversion or other rights that could adversely affect the voting power and other rights of holders of our ordinary shares. Subject to the directors’ duty to act in the Company’s best interest, preferred shares can be issued quickly with terms calculated to delay or prevent a change in control of us or make removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of the ordinary shares, and may adversely affect the voting and other rights of the holders of ordinary shares. Issuance of these preferred shares may dilute the voting power of holders of our ordinary shares.

Fiscal Year

Our fiscal year begins on October 1st of each year and ends on September 30th of the next calendar year.

Record Dates

For the purpose of determining shareholders entitled to notice of, or to vote at any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, our board of directors may determine a record date which shall not exceed forty (40) clear days prior to the date where the determination will be made. As defined by our Amended and Restated Memorandum and Articles of Association, “clear days” mean “in relation to a period of notice means that period excluding both the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.”

General Meetings of Shareholders

As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as our shareholder at the applicable record date for that meeting and all calls or installments then payable by such shareholder to us in respect of our ordinary shares must have been paid.

Subject to any special rights or restrictions as to voting then attached to any shares, at any general meetings every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per share.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call annual general meetings; however, our First Amended and Restated Articles of Association provide that in each year we will hold an annual general meeting of shareholders at a time determined by our board of directors. For the annual general meeting of shareholders the agenda will include, among other things, the adoption of our annual accounts and the appropriation of our profits. In addition, the agenda for a general meeting of shareholders will only include such items as have been included therein by the board of directors.

Additionally, we may, but are not required to (unless required by the Act), in each year hold any other extraordinary general meeting.

The Companies Act of the Cayman Islands provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our First Amended and Restated Articles of Association provide that upon the requisition of shareholders representing not less than two-thirds of the voting rights entitled to vote at a general meeting, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, shareholders may propose only ordinary resolutions to be put to a vote at such meeting and shall have no right to propose resolutions with respect to the election, appointment or removal of directors or with respect to the size of the board of directors of the Company. Our First Amended and Restated Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Subject to regulatory requirements, our annual general meeting and any extraordinary general meetings must be called by not less than ten (10) clear days’ notice prior to the relevant shareholders meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regards to the annual general meeting, and the holders of 95% in par value of the shares entitled to receive notice of some particular meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

We will give notice of each general meeting of shareholders by publication on our website and in any other manner that we may be required to follow in order to comply with Cayman Islands law, Nasdaq Capital Market and SEC requirements. The holders of registered shares may be convened for a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means. We will observe the statutory minimum convening notice period for a general meeting of shareholders, which is currently seven (7) clear days.

A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-third of our issued and outstanding voting shares entitled to vote upon the business to be transacted.

A resolution put to vote at the meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote who are present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting (except for certain matters described below which require an affirmative vote of two-thirds). Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of the Company, as permitted by the Companies Act and our First Amended and Restated Articles of Association.

Our First Amended and Restated Articles of Association provide that the affirmative vote of no less than two-thirds of votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting shall be required to approve any amendments to any provisions of our First Amended and Restated Articles of Association that relate to or have an impact upon the procedures regarding the election, appointment, removal of directors and size of the board.

Pursuant to our First Amended and Restated Articles of Association, the general meeting of shareholders is chaired by the chairman of our board of directors. If the chairman of our board of directors is absent, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If neither the chairman nor another director is present at the general meeting of shareholders within fifteen minutes after the time appointed for holding the meeting, the shareholders present may elect any one of them to be chairman. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation applicable to any class or classes of shares (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among our shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (2) if we are wound up and the assets available for distribution among our shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

If we are wound up, the liquidator may with the sanction of a special resolution and any other sanction required by the Companies Act, divide among our shareholders in specie the whole or any part of our assets and may, for such purpose, value any assets and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also, with the sanction of a special resolution, vest any part of these assets in trustees upon such trusts for the benefit of our shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Changes to Capital

Pursuant to our First Amended and Restated Articles of Association, we may from time to time, by shareholders resolution passed by a simple majority of the voting rights entitled to vote at a general meeting:

•	increase our capital by such sum, to be divided into shares of such amounts, as the relevant resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;

•	sub-divide our existing shares, or any of them, into shares of smaller amounts than is fixed pursuant to our First Amended and Restated Articles of Association; and

•	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled, subject to the provisions of the Companies Act.

In addition, subject to the provisions of the Companies Act and our First Amended and Restated Articles of Association, we may:

•	issue shares on terms that they are to be redeemed or are liable to be redeemed;

•	purchase our own shares (including any redeemable shares); and

•	make a payment in respect of the redemption or purchase of our own shares in any manner authorized by the Companies Act, including out of our capital.

Transfer of Shares

Subject to any applicable restrictions set forth in our First Amended and Restated Articles of Association, any of our shareholders may transfer all or a portion of their ordinary shares by an instrument of transfer in the usual or ordinary form or in the form prescribed by the Nasdaq Capital Market or in any other form which our board of directors may approve.

We have received approval to have our ordinary shares listed on the Nasdaq Capital Market. Our ordinary shares will be traded in book-entry form and may be transferred in accordance with our First Amended and Restated Articles of Association and the rules and regulations of such exchange.

Our board of directors may, in its absolute discretion, refuse to register a transfer of any ordinary share that is not a fully paid up share to a person of whom it does not approve, or any ordinary share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and it may also, without prejudice to the foregoing generality, refuse to register a transfer of any ordinary share to more than four joint holders or a transfer of any share that is not a fully paid up share on which we have a lien. Our board of directors may also decline to register any transfer of any registered ordinary share unless:

•	a fee of such maximum sum as the Nasdaq Capital Market may determine to be payable or such lesser sum as the board of directors may from time to time require is paid to us in respect thereof;

•	instrument of transfer is in respect of only one class of shares;

•	the ordinary shares transferred are fully paid and free of any lien;

•	the instrument of transfer is lodged at the registered office or such other place (i.e., our transfer agent) at which the register of shareholders is kept in accordance with the accompanied by any relevant share certificate(s) and/or such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer; and

•	if applicable, the instrument of transfer is duly and properly stamped.

If our board of directors refuse to register a transfer, they are required, within one month after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

Share Repurchase

We are empowered by the Companies Act and our First Amended and Restated Articles of Association to purchase our own shares, subject to certain restrictions. Our board of directors may only exercise this power on our behalf, subject to the Companies Act, our First Amended and Restated Articles of Association and to any applicable requirements imposed from time to time by the SEC, the Nasdaq Capital Market, or by any recognized stock exchange on which our securities are listed.

Dividends and Capitalization of Profits

Subject to the Companies Act, our shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at the general meeting, declare dividends (including interim dividends) to be paid to our shareholders but no dividend shall be declared in excess of the amount recommended by our board of directors. Dividends may be declared and paid out of funds lawfully available to us. Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. All dividends shall be paid in proportion to the number of ordinary shares a shareholder holds during any portion or portions of the period in respect of which the dividend is paid; but, if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act.

In addition, our board of directors may:

•	resolve to capitalize any undivided profits not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of the our share premium account or capital redemption reserve;

•	appropriate the sum resolved to be capitalized to the shareholders who would have been entitled to it if it were distributed by way of dividend and in the same proportions and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of a nominal amount equal to such sum, and allot the shares or debentures credited as fully paid to those shareholders, or as they may direct, in those proportions, or partly in one way and partly in the other;

•	resolve that any shares so allotted to any shareholder in respect of a holding by him/her of any partly-paid shares rank for dividend, so long as such shares remain partly paid, only to the extent that such partly paid shares rank for dividend;

•	make such provision by the issue of fractional certificates or by payment in cash or otherwise as they determine in the case of shares or debentures becoming distributable under our First Amended and Restated Articles of Association in fractions; and

•	authorize any person to enter on behalf of all our shareholders concerned in an agreement with us providing for the allotment of them respectively, credited as fully paid, of any shares or debentures to which they may be entitled upon such capitalization, any agreement made under such authority being binding on all such shareholders.

Appointment, Disqualification and Removal of Directors

We are managed by our board of directors, which consists of a specified number of directors determined, from time to time, by a majority of the directors then in office. Our First Amended and Restated Articles of Association provide that, unless otherwise determined a special resolution of shareholders in a general meeting, the minimum number of directors will be four. There are no provisions relating to retirement of directors upon reaching any age limit. Our First Amended and Restated Articles of Association also provide that our board of directors must always comply with the residency and citizenship requirements of the U.S. securities laws applicable to foreign private issuers.

Our First Amended and Restated Articles of Association provide that persons standing for election as directors at a duly constituted annual general meeting with requisite quorum shall be elected by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present in person or by proxy at the meeting. Each director shall be appointed and elected to a term expiring at the applicable annual shareholders meeting as set forth below or at such time as such director’ successor is appointed and elected.

Any vacancies on our board of directors arising other than upon the expiry of a Director’s term at an annual general meeting or additions to the existing board of directors can be filled only by the affirmative vote of a simple majority of the remaining directors holding office, although these directors constitute less than a quorum. Shareholders do not have the right to nominate, elect or remove directors, or to fill vacancies on our board of directors, other than upon the expiry of a director’s term at the relevant annual general meeting.

Grounds for Removing a Director

A director will be removed from office if the director:

•	becomes prohibited by law from being a director;

•	becomes bankrupt or makes any arrangement or composition with his creditors generally;

•	dies, or is, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his or her duties as director;

•	resigns his or her office by notice to us; and

•	he or she has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the directors resolve that his/her office be vacated.

Replacement directors must be nominated by our board of directors. Shareholders do not have the right to remove directors.

Proceedings of the Board of Directors

Our First Amended and Restated Articles of Association provide that our business is managed and conducted by our board of directors. The quorum necessary for the board meeting may be fixed by the board and, unless so fixed at another number, will be a majority of the board of directors then holding office and business at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a casting vote.

Subject to the provisions of our First Amended and Restated Articles of Association, our board of directors may regulate their proceedings as they determine is appropriate.

Subject to the provisions of our First Amended and Restated Articles of Association, to any directions given by the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present in the meeting and the listing rules of the Nasdaq Capital Market, our board of directors may from time to time, in its discretion, exercise all powers of the Company, including to raise capital or borrow money, to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and, subject to the Companies Act, issue debentures, bonds and other securities of the Company, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

Inspection of Books and Records

Holders of ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our board of directors may determine from time to time whether our accounting records and books shall be open to the inspection of our shareholders not members of our board of directors. Notwithstanding the above, our First Amended and Restated Articles of Association provide our shareholders with the right to receive annual audited financial statements. Such right to receive annual audited financial statements may be satisfied by filing such annual reports as we are required to file with the SEC.

Register of Shareholders

Under Cayman Islands law, we must keep a register of shareholders that includes:

•	the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Exempted Company

We are an exempted company with limited liability under the Companies Act of the Cayman Islands. The Companies Act in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of shareholders is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company need not issue par value, negotiable or bearer shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). We are subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers.

Anti-Takeover Provisions in our First Amended and Restated Articles of Association

Some provisions of our First Amended and Restated Articles of Association may discourage, delay or prevent a change in control of the Company or management that shareholders may consider favorable, including provisions that:

•	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders;

•	limit the ability of shareholders to requisition and convene general meetings of shareholders;

•	limit the ability of our shareholders to elect and remove our directors, and to fill any vacancy on our board of directors; and

•	limit the ability of our shareholders to amend our First Amended and Restated Articles of Association.

However, under Cayman Islands law, our board of directors may only exercise the rights and powers granted to them under our First Amended and Restated Articles of Association, for what they believe in good faith to be in the best interests of the Company.

Protection of Minority Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court shall direct.

Subject to the provisions of the Companies Act, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up.

Notwithstanding U.S. securities laws and regulations applicable to us, general corporate claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our First Amended and Restated Articles of Association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against us, or derivative actions in our name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control us, and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

Differences in Corporate Law

The Companies Act is modelled after similar laws in England and Wales but does not follow recent statutory enactments in England and Wales. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies.

For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (a) a special resolution of the shareholders of each constituent company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to: (1) the solvency of the consolidated or surviving company, (2) the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the constituent companies; (3) no petition or other similar proceeding has been filed and remains outstanding and no order or resolution to wind up the company in any jurisdiction, (4) no receiver, trustee, administrator or similar person has been appointed in any jurisdiction and is acting in respect of the constituent company, its affairs or property, (5) no scheme, order, compromise or similar arrangement has been entered into or made in any jurisdiction with creditors; (6) a list of the assets and liabilities of each constituent company; (7) the non-surviving constituent company has retired from any fiduciary office held or will do so; (8) that the constituent company has complied with any requirements under the regulatory laws, where relevant; and (9) an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette.

Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, may be determined by the Cayman Islands’ court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	we are not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

When a takeover offer is made and accepted by holders of 90.0% of the shares within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which might otherwise ordinarily be available to dissenting shareholders of U.S. corporations and allow such dissenting shareholders to receive payment in cash for the judicially determined value of their shares.

Shareholders’ Suits

Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar. However, a class action suit could nonetheless be brought in a U.S. court pursuant to an alleged violation of U.S. securities laws and regulations.

In principle, we will normally be the proper plaintiff and as a general rule, whilst a derivative action may be initiated by a minority shareholder on our behalf in a Cayman Islands court, such shareholder will not be able to continue those proceedings without the permission of a Grand Court judge, who will only allow the action to continue if the shareholder can demonstrate that the Company has a good case against the Defendant, and that it is proper for the shareholder to continue the action rather than our board of directors. Examples of circumstances in which derivative actions would be permitted to continue are where:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Corporate Governance

Cayman Islands laws do not restrict transactions with directors but a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and a director is required to exercise a duty of care, a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company also owes to the company a duty to act with skill and care. Under our First Amended and Restated Articles of Association, a director must disclose the nature and extent of his material interest in any contract or arrangement, and the interested director may not vote at any meeting on any resolution concerning the interested matter. The interested director shall be counted in the quorum at such meeting and the resolution may be passed by a majority of the disinterested directors present at the meeting, even if the disinterested directors constitute less than a quorum.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Companies Act does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our First Amended and Restated Articles of Association provides that we shall indemnify and hold harmless our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we entered into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our First Amended and Restated Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company. Accordingly, directors owe fiduciary duties to their companies to act bona fide in what they consider to be the best interests of the company, to exercise their powers for the purposes for which they are conferred and not to place themselves in a position where there is a conflict between their personal interests and their duty to the company. Accordingly, a director owes a company a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. In addition, directors of a Cayman Islands company must not therefore place themselves in a position in which there is a conflict between their duty to the company and their personal interests. However, this obligation may be varied by the company’s articles of association, which may permit a director to vote on a matter in which he has a personal interest provided that he has disclosed that nature of his interest to the board of directors. Our First Amended and Restated Articles of Association provides that a director must disclose the nature and extent of his material interest in any contract or arrangement, and such director may not vote at any meeting on any resolution concerning such interested matter.

A director of a Cayman Islands company also owes to the company duties to exercise independent judgment in carrying out his functions and to exercise reasonable skill, care and diligence, which has both objective and subjective elements. Recent Cayman Islands case law confirmed that directors must exercise the care, skill and diligence that would be exercised by a reasonably diligent person having the general knowledge, skill and experience reasonably to be expected of a person acting as a director. Additionally, a director must exercise the knowledge, skill and experience which he actually possesses.

A general notice may be given at a meeting of the board of directors to the effect that (1) the director is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice in writing be made with that company or firm; or (2) he is to be regarded as interested in any contract or arrangement which may after the date of the notice in writing to the board of directors be made with a specified person who is connected with him or her, will be deemed sufficient declaration of interest. This notice shall specify the nature of the interest in question. Following the disclosure being made pursuant to our First Amended and Restated Articles of Association and subject to any separate requirement under applicable law or the listing rules of the Nasdaq Capital Market, a director may not vote in respect of any contract or arrangement in which he or she is interested but may be counted in the quorum at the meeting. However, even if a director discloses his interest and is therefore permitted to vote, he must still comply with his duty to act bona fide in the best interest of the Company.

In comparison, under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act of the Cayman Islands provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our First Amended and Restated Articles of Association provide that upon the requisition of shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, shareholders may propose only ordinary resolutions to be put to a vote at such meeting and shall have no right to propose resolutions with respect to the election, appointment or removal of directors or with respect to the size of the board. Our First Amended and Restated Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our First Amended and Restated Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under our First Amended and Restated Articles of Association, our shareholders generally do not have the right to remove directors. A director will be removed from office automatically if, among other things, he or she (1) becomes prohibited by law from being a director, (2) becomes bankrupt or makes an arrangement or composition with his creditors, (3) dies or is in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director (4) resigns his office by notice to us or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the directors resolve that his/her office be vacated.

Transactions with Interested Shareholders

The Delaware General Corporation Law provides that; unless the corporation has specifically elected not to be governed by this statute, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that this person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that these transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors it may be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Act of the Cayman Islands and our First Amended and Restated Articles of Association, the Company may be dissolved, liquidated or wound up by a shareholder resolution passed by a majority of at least two-thirds of the voting rights entitled to vote at a general meeting of our shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our First Amended and Restated Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Also, except with respect to share capital (as described above), alterations to our First Amended and Restated Articles of Association may only be made by special resolution of no less than two-thirds of voting rights entitled to vote at a meeting of our shareholders.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under Cayman Islands law, our First Amended and Restated Articles of Association generally may only be amended by special resolution of no less than two-thirds of voting rights entitled to vote at a meeting of our shareholders and provisions related to the election, appointment and removal or the size of the board may only be amended by a special resolution of at least two-thirds of voting rights entitled to vote at a meeting of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our First Amended and Restated Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our First Amended and Restated Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Incentive Securities Pool

We have established a pool for shares and share options for our officers, directors, employees and consultants. This pool initially contained shares and options to purchase 1,168,000 of our ordinary shares, equal to 10% of the number of ordinary shares outstanding at the conclusion of our initial public offering. Subject to approval by the Compensation Committee of our Board of Directors, we may grant options in any percentage determined for a particular grant. Any options granted will vest at a rate of 20% per year for five years and have a per share exercise price equal to the fair market value of one of our ordinary shares on the date of grant.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated April 28, 2021, between us and Aegis Capital Corp. (the “underwriter” or “Aegis”) as the exclusive underwriter of this offering, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us the number of ordinary shares shown opposite its name below:

Underwriter	Number of Ordinary Shares
Aegis Capital Corp.	140,000,000
Total	140,000,000

The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent such as the receipt by the underwriter of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriter will purchase all of the shares if any of them are purchased. We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

The underwriter is offering the ordinary shares subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriter an over-allotment option. This option, which is exercisable for 45 days after the closing of this offering, permits the underwriter to purchase up to an aggregate of additional ordinary shares (equal to 15% of the number of shares offered hereby) at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriter exercises this option in whole or in part, then the underwriter will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional ordinary shares in proportion to their respective commitments set forth in the prior table.

Discounts, Commissions and Reimbursement

The underwriter has advised us that it proposes to offer the ordinary shares to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriter may offer ordinary shares to securities dealers at that price less a concession of not more than $0.0101 per share. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriter. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming no exercise and full exercise by the underwriter of its over-allotment option, respectively:

		Total
	Per share	Without Option	With Option
Public offering price	$0.30	$42,000,000	$48,300,000
Underwriting discounts and commissions (6.75%)	$0.02025	$2,835,000	$3,260,250
Non-accountable expense allowance (1%)	$0.00300	$420,000	$483,000
Proceeds, before expenses, to us	$0.27675	$38,745,000	$44,556,750

In addition, we have also agreed to pay all expenses in connection with the offering, including the following expenses: (a) all filing fees and expenses relating to the registration of the shares with SEC; (b) all FINRA public offering filing fees; (c) all fees and expenses relating to the listing of the Company’s equity or equity-linked securities on an Exchange; (d) all fees, expenses and disbursements relating to the registration or qualification of the shares under the “blue sky” securities laws of such states and other jurisdictions as Aegis may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be Aegis’s counsel) unless such filings are not required in connection with the Company’s proposed Exchange listing; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares under the securities laws of such foreign jurisdictions as Aegis may reasonably designate; (f) the costs of all mailing and printing of the offering documents; (g) transfer and/or stamp taxes, if any, payable upon the transfer of shares from the Company to Aegis; and (h) the fees and expenses of the Company’s accountants; and (i) a maximum of $100,000 for fees and expenses including “road show”, diligence, and reasonable legal fees and disbursements for the underwriter’s legal counsel.

We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions and the 1% non-accountable expense allowance, including amounts for which we agreed to reimburse the underwriter for certain of its expenses, will be approximately $483,925.

Lock-Up Agreements

The Company, and each of its directors and executive officers, have agreed for a period of 6 months and 60 days, respectively, after the date of this offering, subject to certain exceptions, without the prior written consent of the underwriter, not to directly or indirectly:

●	issue (in the case of us), pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares or any securities convertible into or exercisable or exchangeable for the shares of the Company; and

●	in the case of us, file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company except for (i) the adoption of an equity incentive plan and the grant of awards or equity pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8; provided, however, that any sales by parties to the lock-ups shall be subject to the lock-up agreements and (ii) this issuance of shares in connection with an acquisition or a strategic relationship which may include the sale of equity securities; provided, that none of such shares shall be saleable in the public market until the expiration of the 6-month period described above.

Right of First Refusal

Pursuant to the terms of the underwriting agreement, if, for the period ending six (6) months from the closing of this offering, subject to certain exceptions set forth in the underwriting agreement, we or any of our subsidiaries (a) decide to finance or refinance any indebtedness, Aegis (or any affiliate designated by Aegis) shall have the right to act as the sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decide to raise funds by means of a public offering (including an at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities, Aegis (or any affiliate designated by Aegis) shall have the right to act as the sole book-running manager, sole underwriter or sole placement agent for such financing.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriter or one or more of selling group members. The underwriter may agree to allocate a number of shares to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

The underwriter has advised us that it, pursuant to Regulation M under the Exchange Act, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the shares at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our shares in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares on behalf of the underwriter for the purpose of fixing or maintaining the price of the shares. A syndicate covering transaction is the bid for or the purchase of shares on behalf of the underwriter to reduce a short position incurred by the underwriter in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriter to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares. The underwriter is not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriter may also engage in passive market making transactions in our shares on Nasdaq in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of our shares in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, which bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. The underwriter and certain of its respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with our March 2021 Offering, we entered into an underwriting agreement with Aegis pursuant to which we paid Aegis an aggregate of $673,910.81 in commissions and non-accountable expenses.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the shares offered by this prospectus in any jurisdiction where action for that purpose is required. The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Expenses Related to Offering

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offer and sale of ordinary shares in this offering. All amounts listed below are estimates except the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Itemized expense	Amount
SEC registration fee	$5,269.53
FINRA filing fee	$6,537.50
Legal fees and expenses	$322,050.50
Transfer agent and registrar fees	$68.00
Accounting fees and expenses	$40,000.00
Miscellaneous	$10,000.00
Total	$383,925.03

MATERIAL TAX CONSEQUENCES APPLICABLE TO U.S. HOLDERS OF OUR ORDINARY SHARES

The following sets forth the material Cayman Islands, Chinese and U.S. federal income tax consequences related to an investment in our ordinary shares. It is directed to U.S. Holders (as defined below) of our ordinary shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. Unless otherwise noted in the following discussion, this section is the opinion of Kaufman & Canoles, P.C., our U.S. counsel, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law, and of Zhejiang Course Law Firm, our PRC counsel, insofar as it relates to legal conclusions with respect to matters of Chinese tax law.

The following brief description applies only to U.S. Holders (defined below) that hold ordinary shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

WE URGE POTENTIAL PURCHASERS OF OUR SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SHARES.

People’s Republic of China Enterprise Taxation

Under the PRC Enterprise Income Tax Law, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

Our PRC subsidiaries and PRC consolidated VIE are companies incorporated under PRC law and, as such, are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Pursuant to the EIT Law, which became effective on January 1, 2008, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

In addition, the SAT Circular 82 issued by the SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Farmmi, Inc. is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its Board of Directors and the resolutions of its shareholders) are maintained, outside the PRC. As such, we do not believe that Farmmi, Inc. meet all of the conditions above or are PRC resident enterprises for PRC tax purposes. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. One example is that a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares. See “Risk Factors — Risk Related to Doing Business in China — Under the PRC Enterprise Income Tax Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and has a material adverse effect on our results of operations and the value of your investment.”

As a Cayman Islands holding company, we may receive dividends from our PRC subsidiaries through Farmmi. The EIT Law and its implementing rules provide that dividends paid by a PRC entity to a non-resident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. In August 2015, the State Administration of Taxation promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatment under Tax Treaties, or SAT Circular 60, which became effective on November 1, 2015. SAT Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. Accordingly, Farmmi may be able to benefit from the 5% withholding tax rate for the dividends it receives from Farmmi Enterprise and Farmmi Technology, if it satisfies the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations. However, according to SAT Circular 81 and SAT Circular 60, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

In January 2009, the SAT promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises, pursuant to which the entities that have the direct obligation to make certain payments to a non-resident enterprise should be the relevant tax withholders for the non-resident enterprise, and such payments include: income from equity investments (including dividends and other return on investment), interest, rents, royalties and income from assignment of property as well as other incomes subject to enterprise income tax received by non-resident enterprises in China. Further, the measures provide that in case of an equity transfer between two non-resident enterprises which occurs outside China, the non-resident enterprise which receives the equity transfer payment must, by itself or engage an agent to, file tax declaration with the PRC tax authority located at place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred should assist the tax authorities to collect taxes from the relevant non-resident enterprise. The SAT issued a SAT Circular 59 together with the MOF in April 2009 and a SAT Circular 698 in December 2009. Both Circular 59 and Circular 698 became effective retroactively as of January 1, 2008. By promulgating and implementing these two circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise. Under SAT Circular 698, where a non-resident enterprise transfers the equity interests of a PRC “resident enterprise” indirectly by disposition of the equity interests of an overseas holding company, and such overseas holding company is located in certain low tax jurisdictions, the non-resident enterprise, being the transferor, must report to the relevant tax authority of the PRC “resident enterprise” this Indirect Transfer. The PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC tax at a rate of up to 10%. On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or SAT Bulletin 7, to supersede existing provisions in relation to the Indirect Transfer as set forth in Circular 698, while the other provisions of Circular 698 remain in force. SAT Bulletin 7 introduces a new tax regime that is significantly different from that under Circular 698. Public Notice extends its tax jurisdiction to capture not only Indirect Transfer as set forth under Circular 698 but also transactions involving transfer of immovable property in China and assets held under the establishment and place, in China of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Bulletin 7 also addresses transfer of the equity interest in a foreign intermediate holding company widely. In addition, SAT Bulletin 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the Indirect Transfer as they have to make self-assessment on whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly. Although it appears that SAT Circular 698 and/or SAT Bulletin 7 was not intended to apply to share transfers of publicly traded companies, there is uncertainty as to the application of SAT Circular 698 and/or SAT Bulletin 7 and we and our non-resident investors may be at risk of being required to file a return and being taxed under SAT Circular 698 and/or SAT Bulletin 7 and we may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we should not be taxed under SAT Circular 698 and/or SAT Bulletin 7.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of ordinary shares. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made by or to the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

There is no income tax treaty or convention currently in effect between the United States and the Cayman Islands.

United States Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to mark-to-market;

•	U.S. expatriates;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding our ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of our voting shares;

•	persons who acquired our ordinary shares pursuant to the exercise of any employee share option or otherwise as consideration; or

•	persons holding our ordinary shares through partnerships or other pass-through entities.

Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. Federal tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, ordinary shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends.

The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our ordinary shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

Based on our current and anticipated operations and the composition of our assets, we do not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our current taxable year. Our actual PFIC status for the current taxable year ending will not be determinable until the close of such taxable year and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year. Because PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income; or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change from no to yes. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares, our PFIC status will depend in large part on the market price of our ordinary shares. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we receive upon cash exercises, if any, of the Warrants to purchase the ordinary shares offered hereby. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the ordinary shares.

If we are a PFIC for any taxable year during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of  “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the ordinary shares are regularly traded on the Nasdaq Capital Market and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold ordinary shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders.

Under the Hiring Incentives to Restore Employment Act of 2010, certain United States Holders are required to report information relating to ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Legal Matters

Certain legal matters relating to the offering of our shares under this prospectus will be passed upon for us by Campbells LLP with respect to matters of Cayman Islands law and by Kaufman & Canoles, P.C., Richmond, Virginia with respect to matters of U.S. law. Certain legal matters in connection with this offering will be passed upon for the underwriter by Sichenzia Ross Ference LLP, New York, New York with respect to the U.S. laws.

Experts

The financial statements incorporated by reference in this prospectus for the year ended September 30, 2020 have been audited by Friedman LLP, an independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Enforceability of Civil Liabilities

We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed CT Corporation System (111 Eighth Avenue, New York, NY 10011) as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or under the securities laws of the State of New York.

We have been advised by Zhejiang Course Law Firm, our PRC counsel, that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. Zhejiang Course Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

Our Cayman Islands counsel has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Our Cayman Islands counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

Where You Can Find Additional Information

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information are available at the SEC’s website http://www.sec.gov and our corporate website http://ir.farmmi.com.cn/. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose shares are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on Form 6-K, unaudited financial information for the first 6 months of each fiscal year within such applicable time as required by the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports on Form 6-K (to that extent that such Form 6-K indicates that it is intended to be incorporated by reference herein) filed with the SEC pursuant to the Exchange Act prior to the termination of the offering. The documents we incorporate by reference are:

•	Our Annual Report on Form 20-F for the year ended September 30, 2020, filed on January 29, 2021; and

•	Our Current Reports on Form 6-K furnished on March 5, 2021, March 24, 2021, April 9, 2021 and April 13, 2021;

•	The description of our ordinary shares contained in our registration statement on Form 8-A filed on February 12, 2018 and as it may be further amended from time to time.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, free of charge, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Farmmi, Inc.

Fl 1, Building No. 1, 888 Tianning Street, Liandu District

Lishui, Zhejiang Province

People’s Republic of China 323000

+86-057-82612876 — telephone

Attn: Investor Relations

Website: http://ir.farmmi.com.cn/

You should rely only on the information contained or incorporated by reference in this prospectus, the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

140,000,000 Ordinary Shares

Farmmi, Inc.

PROSPECTUS

April 28, 2021

Sole Book-Running Manager

Aegis Capital Corp.